EXHIBIT 11

           		STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
		                (in thousands, except per share amounts)


                                      For the Three Months Ended June 30,
                                             1999              1998


                                        Basic    Diluted    Basic    Diluted

Weighted average shares
outstanding:
  Common stock                         55,422     55,422   55,155     55,155
  Shares available under
     options                               -       3,605       -       3,694
  Shares related to
     deferred compensation                 -       1,033       -          -
  Issuable upon conversion
     of debentures                         -          -        -          47

Weighted average common
  and common equivalent
  shares outstanding                   55,422     60,060   55,155     58,896

Net earnings                          $32,818    $32,818  $24,364    $24,364
Adjustment related to
  deferred compensation                    -        (638)      -          -
Interest expense, net,
  on debentures                            -           4       -           4

Net earnings applicable
  to common stock                     $32,818    $32,184  $24,364    $24,368

Per share                             $  0.59    $  0.54  $  0.44    $  0.41